Exhibit 5.2

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

November 13, 2006

BRE Properties, Inc.

525 Market Street

4th Floor

San Francisco, California 94105-2712

Re:	BRE Properties, Inc. (the “Company”) - Registration Statement on Form S-3 pertaining to (i) $460,000,000 aggregate principal amount of the Company’s 4.125% Convertible Senior Notes due 2026 (the “Notes”); and (ii) 8,236,346 shares (the “Underlying Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable upon conversion of the Notes

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes and the Underlying Shares (each a “Security” and, collectively, the “Securities”) under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2006 (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

We understand that the Company is being represented in this matter by Latham & Watkins LLP, and we understand that, except as to those issues specifically opined to herein, you will be relying upon the opinion of Latham & Watkins LLP.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 25, 1996; Articles of Merger filed with the Department on March 14, 1996; Articles

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

November 13, 2006

of Amendment and Restatement filed with the Department on April 2, 1996; Articles of Amendment filed with the Department on April 21, 1997; Certificate of Correction filed with the Department on September 23, 1998; Articles Supplementary filed with the Department on January 28, 1999; Articles Supplementary filed with the Department on June 14, 2002; Articles Supplementary filed with the Department on March 11, 2004; Articles of Amendment filed with the Department on May 20, 2004; Articles Supplementary filed with the Department on December 8, 2004; and Articles of Amendment filed with the Department on May 23, 2005;

(ii)	the Amended and Restated Bylaws of the Company as adopted on March 27, 2003 (the “Bylaws”);

(iii)	resolutions adopted by the Board of Directors of the Company (the “Board of Directors”), or a duly authorized committee thereof, on or as of July 27, 2006 and August 8, 2006 (collectively, the “Directors’ Resolutions”), authorizing, among other things, the execution and delivery by the Company of the Notes and the issuance of the Underlying Shares upon conversion of the Notes, in accordance with, and subject to, the terms of the Notes and the Indenture (as defined herein);

(iv)	the form of global note, dated August 15, 2006, registered in the name of the Depository Trust Company or its nominee Cede & Co., representing the Notes (the “Global Note”);

(v)	the Indenture, dated as of June 23, 1997, between the Company and Chase Trust Company of California, as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of April 23, 1998, by and between the Company and J.P. Morgan Trust Company, National Association, as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association, as successor trustee; the Second Supplemental Indenture, dated as of August 15, 2006, by and between the Company and J.P. Morgan Trust Company, National Association, as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association, as successor trustee; and the Third Supplemental Indenture, dated as of November 3, 2006, by and between the Company and The Bank of New York Trust Company, National Association, as successor-in-interest to J.P. Morgan Trust Company, National Association, as successor trustee (collectively, the “Indenture”);

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

November 13, 2006

(vi)	a certificate of Edward F. Lange, Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company, and Constance B. Moore, President and Chief Executive Officer of the Company, of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions, the Global Note and the Indenture are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions (including approval by the “Continuing Directors”, as such term is defined in the Charter);

(vii)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(viii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(ix)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original Documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

November 13, 2006

(d)	all certificates submitted to us, including, without limitation, the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board of Directors or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the entire Board of Directors of the Company, or a committee thereof, as the case may be, or by unanimous written consent by all incumbent members of the Board of Directors of the Company, or a committee thereof, as the case may be, all in accordance with the Charter and Bylaws of the Company and applicable law;

(f)	any exercise of the conversion rights applicable to the Notes and any issuance or delivery of any Underlying Shares upon exercise of such conversion rights subsequent to the date hereof will be in accordance with and subject to the terms and conditions of the Notes and the Indenture;

(g)	upon the issuance of the Underlying Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Underlying Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(h)	neither the issuance of the Underlying Shares upon the exercise of the conversion rights applicable to the Notes subsequent to the date hereof, nor the ownership of the Underlying Shares by the recipients thereof, will violate any of the ownership or transfer restrictions or limitations contained in the Charter, nor did, or will, the issuance, offer or sale of any Securities constitute a “Business Combination” as that term is defined in Article VIII of the Charter; and

(i)	the Indenture will remain in full force and effect for so long as the Notes are outstanding.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Notes have been duly authorized for issuance by the Company.

2.	The Underlying Shares issuable upon conversion of the Notes in accordance with the terms of the Notes and the Indenture have been duly

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

November 13, 2006

authorized and, when issued and delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Validity of the Securities”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP